                                       FREE WRITING PROSPECTUS
                                       FILED PURSUANT TO RULE 433
                                       REGISTRATION STATEMENT NO.: 333-126218-04

MLCFC 2006-1 - New Issue $2.14 bn Fixed Rate CMBS
ML-CFC Commercial Mortgage Trust 2006-1
Commercial Mortgage Pass-Through Certificates, Series 2006-1

       MM     Fitch/S&P    WAL      Cpn     Pxd      Price      Yield    Mod Dur

A1A  240.0     AAA/AAA    9.13   NW-0.102   S+26   100.54900    5.4827    6.94

A1    65.0     AAA/AAA    2.62               *** NOT OFFERED ****
A2   337.5     AAA/AAA    4.81    5.4390    S+16   100.54889    5.3284    4.12
A3    66.2     AAA/AAA    6.45   NW-0.051   S+30   100.54847    5.4917    5.28
A3FL 105.2     AAA/AAA    6.45     L+20     L+20.  100.00000    5.0522    5.46
A3B   75.0     AAA/AAA    6.63               *** NOT OFFERED ****
ASB  121.0     AAA/AAA    7.25   NW-0.077   S+28   100.54817    5.4808    5.79
A4   489.5     AAA/AAA    9.72   NW-0.101   S+26   100.54542    5.4904    7.33
AM   214.2     AAA/AAA    9.83   NW-0.051   S+31   100.54892    5.5418    7.38
AJ    82.1     AAA/AAA    9.87   NW-0.002   S+36   100.54472    5.5923    7.38
B     50.9      AA/AA     9.87   NW-0.000   S+40   100.26219    5.6323    7.37
C     21.4      AA-/AA-   9.87   NW-0.000   S+42   100.11378    5.6523    7.37
D     29.5       A/A      9.87   NW-0.000   S+50    99.52286    5.7323    7.36

Settle: 3/30/2006 (with 29 days Accrued). Bonds Pay on 12th.
Legal Final: Feb 12, 2039
Initial Net WAC: 5.72210359
A1 is Fixed. A2 is Fixed with Net WAC Cap.
Short First coupons on A3FL.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-126218) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

The information set forth herein is preliminary and subject to change prior to the time of sale of any securities sold to you.

Any disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, this communication (other than as contained in this paragraph) should be disregarded. Such disclaimers or other notices have been automatically generated as a result of this message being sent via Bloomberg or another system.

MLCFC 2006-1 - New Issue $2.14 bn Fixed Rate CMBS
ML-CFC Commercial Mortgage Trust 2006-1
Commercial Mortgage Pass-Through Certificates, Series 2006-1

       MM     Fitch/S&P    WAL      Cpn     Pxd      Price      Yield    Mod Dur
A3B   75.0     AAA/AAA    6.63   NW-0.052   S+30   100.54806    5.4936    5.40

Settle: 3/30/2006 (with 29 days Accrued). Bonds Pay on 12th.
Legal Final: Feb 12, 2039
Initial Net WAC: 5.72210359

The classes identified above have not been and will not be registered under federal or state securities laws and may only be acquired by qualified institutional buyers in compliance with Rule 144A under the Securities Act of
1933 or otherwise in accordance with an exemption under applicable laws and in compliance with other restrictions. Before you invest, you should read the offering circular for more complete information about the issuer and this offering. Such securities may not be suitable for all investors. Merrill Lynch,
Pierce, Fenner & Smith, Incorporated, Countrywide Securities Corporation and
their affiliates may acquire, hold or sell positions in these securities or in related derivatives and may have an investment or other banking relationship with the issuer.

The information set forth herein is preliminary and subject to change prior to the time of sale of any securities sold to you.

Any disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, this communication (other than as contained in this paragraph) should be disregarded. Such disclaimers or other notices have been automatically generated as a result of this message being sent via Bloomberg or another system.

MLCFC 2006-1 - New Issue $2.14 bn Fixed Rate CMBS
ML-CFC Commercial Mortgage Trust 2006-1
Commercial Mortgage Pass-Through Certificates, Series 2006-1

       MM     Fitch/S&P    WAL      Cpn     Pxd      Price      Yield    Mod Dur
A1A  240.0     AAA/AAA    9.13   NW-0.102   S+26   100.54900    5.4827    6.94

Settle: 3/30/2006 (with 29 days Accrued). Bonds Pay on 12th.
Legal Final: Feb 12, 2039
Initial Net WAC: 5.72210359

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-126218) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

The information set forth herein is preliminary and subject to change prior to the time of sale of any securities sold to you.

Any disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, this communication (other than as contained in this paragraph) should be disregarded. Such disclaimers or other notices have been automatically generated as a result of this message being sent via Bloomberg or another system.

MLCFC 2006-1 - New Issue $2.14 bn Fixed Rate CMBS
ML-CFC Commercial Mortgage Trust 2006-1
Commercial Mortgage Pass-Through Certificates, Series 2006-1

      MM     Fitch/S&P    WAL      Cpn     Pxd      Price      Yield    Mod Dur
A1   65.0     AAA/AAA    2.62     5.4140   S+4    100.49944    5.1929    2.34

Settle: 3/30/2006 (with 29 days Accrued). Bonds Pay on 12th.
Legal Final: Feb 12, 2039

Public:

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-126218) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

The information set forth herein is preliminary and subject to change prior to the time of sale of any securities sold to you.

Any disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, this communication (other than as contained in this paragraph) should be disregarded. Such disclaimers or other notices have been automatically generated as a result of this message being sent via Bloomberg or another system.